UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2015

Science Applications International Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35832	46-1932921
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1710 SAIC Drive, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 676-6942

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

SAIC Elects New Director

On, January 26, 2015, Science Applications International Corporation (SAIC) announced that Timothy J. Mayopoulos was appointed as a member of the SAIC Board of Directors effective as of February 19, 2015.  Mr. Mayopoulos also will become a member of the Audit Committee and the Nominating and Corporate Governance Committee of SAIC’s Board of Directors when he joins the Board.  In connection with Mr. Mayopoulos’ appointment to the Board of Directors, SAIC increased the size of its Board to nine members.

Mr. Mayopoulos currently is the President and Chief Executive Officer of the Federal National Mortgage Association, commonly known as Fannie Mae, as well as a member of its Board of Directors.  Mr. Mayopoulos has over 25 years of experience in senior leadership positions at a number of financial institutions including Bank of America, Deutsche Bank, Credit Suisse First Boston and Donaldson, Lufkin & Jenrette.

After the effective date of his election, Mr. Mayopoulos will receive an initial cash retainer of $12,500 and a grant of SAIC restricted stock units (RSUs) with a value of $25,000.  Mr. Mayopoulos will then be entitled to receive the standard annual cash and equity compensation paid to all SAIC directors. The annual cash compensation paid to all directors currently consists of a retainer of $50,000 (one fourth of which is paid quarterly) and meeting fees of $2,000 for each meeting attended of the Board and any Board Committee.  In addition, directors currently receive an annual equity award of RSUs with a value of $100,000 and stock options with a value of $50,000, which currently are granted following the director’s election at SAIC’s annual meeting of stockholders.  Finally, as a director, Mr. Mayopoulos will be entitled to participate in the Company’s Deferred Compensation Plan which allows directors to defer 100% of the cash retainer and meeting fees they receive.

A copy of the press release announcing the election of Mr. Mayopoulos is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release dated January 26, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2015

Science Applications International Corporation

By:	/s/ Mark D. Schultz
Mark D. Schultz
Executive Vice President and General Counsel